Exhibit 2.01

RESOURCE EXTRACTION PAYMENT REPORT

This exhibit to Form SD reports payments made by Antero Resources Corporation and its consolidated subsidiaries (collectively referred to as “Antero Resources”) to the United States federal government (the “U.S. Federal Government”) for the purpose of the commercial development of oil and natural gas during the year ended December 31, 2025. Antero Resources is engaged in the commercial development of natural gas, oil and natural gas liquids principally in the Appalachian Basin in the United States. During the year ended December 31, 2025, no payments were made to any foreign governments. All payments listed below were made in U.S. dollars.

			Type of Payment
										Community and
										Social Payments
									Payments for	that are
						Production			Infrastructure	Required by	Total
Country	Payee	Department	Taxes (1)	Royalties	Fees	Entitlements	Bonuses	Dividends	Improvements	Law or Contract	Payments
United States	U.S. Federal Government	Department of Treasury	$600,000	—	—	—	—	—	—	—	600,000
Total			$600,000	—	—	—	—	—	—	—	600,000
(1)

The U.S. Federal Government levies corporate income taxes at the entity level rather than on a per-project basis. Accordingly, Antero Resources has disclosed in this exhibit payments at the entity level. These payments relate not to particular projects or reportable segments, but rather to the consolidated income of Antero Resources.